EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator
XTO Energy Inc. Employees’ 401(k):

We consent to the use of our report dated June 21, 2010, with respect to the statements of net assets available for benefits of XTO Energy Inc. Employees’ 401(k) Plan as of December 31, 2009 and 2008, the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 2009, and the related supplemental schedule, incorporated herein by reference.

/s/ KPMG LLP

Dallas, Texas
June 25, 2010